Exhibit 99.2

[CIT Logo]

                                 Investor Contact: Valerie L. Gerard
                                                   Senior Vice President
                                                   Investor Relations
                                                   CIT Group Inc.
                                                   973.422.3284

                                 Media Contact:    Christopher J. Hardwick
                                                   Vice President
                                                   External Communications and
                                                   Media Relations
                                                   CIT Group Inc.
                                                   973.597.2095

             CIT ANNOUNCES QUARTERLY DIVIDEND FOR FIRST QUARTER 2005

New York, NY, April 18, 2005 - CIT Group Inc. (NYSE: CIT) today announced that its Board of Directors has declared a regular quarterly cash dividend of $.16 per share, a 23% increase over last quarter's dividend of $.13 per share. The dividend is payable on May 30, 2005 to shareholders of record on May 13, 2005.

About CIT
CIT Group Inc. (NYSE: CIT), a leading commercial and consumer finance company, provides clients with financing and leasing products and advisory services. Founded in 1908, CIT has nearly $60 billion in assets under management and possesses the financial resources, industry expertise and product knowledge to serve the needs of clients across approximately 30 industries. CIT, a Fortune 500 company and a component of the S&P 500 Index, holds leading positions in vendor financing, factoring, equipment and transportation financing, Small Business Administration loans, and asset-based lending. CIT, with its principal offices in Livingston, New Jersey and New York City, has approximately 6,000 employees in locations throughout North America, Europe, Latin and South America, and the Pacific Rim. For more information, visit www.cit.com

                                      # # #


                                        1